Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XTEND AI ROBOTICS, INC.

SECTION 1.

The name of this corporation is Xtend AI Robotics, Inc. (the “Corporation”).

SECTION 2.

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent, 19904 and the name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

SECTION 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 4.

Section 4.1 The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 810,000,000 shares, consisting of 800,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Section 4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.3 The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon unless a lesser vote is permitted by the DGCL in which case such lesser vote shall suffice, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Section 4.4 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this amended and restated certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

SECTION 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1 MANAGEMENT OF THE BUSINESS.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2 BOARD OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

SECTION 5.3 REMOVAL OF DIRECTORS

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors or (b) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.

Section 5.4 VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5 PREFERRED STOCKHOLDERS ELECTION RIGHTS.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 BYLAW AMENDMENTS.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3 % of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7 STOCKHOLDER ACTIONS.

a. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

d. An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

SECTION 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION 7.

Section 7.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 7.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 7.2 Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive form for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

SECTION 8.

Section 8.1 Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 8.2 The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation.

SECTION 9.

Section 9.1 If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

The Corporation has caused this amended and restated certificate of incorporation to be signed by a duly authorized officer of the Corporation on September 3, 2026.

XTEND AI ROBOTICS, INC.

By:	/s/ Aviv Shapira
Name: Aviv Shapira
Title: Chief Executive Officer

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